Exhibit 10.6

Sewage Treatment Project of

Tianjin Wuqing Huangzhuang Industrial Zone

General contract

Wuqing District Huangzhuang Town Economic Development Company

Guangdong Xinxingmei Environmental Protection Co., Ltd.

July 20, 2005

General contract

Contract awarding Party: Tianjin Wuqing Huangzhuang Industrial Zone (Party A)

Address: Wuqing Huangzhuang Industrial Zone

Contractor: Guangdong Xinxingmei Environmental Protection Co., Ltd. (Party B)

Address: 6th Floor, Guowei Building, 73, Xianlie Middle Road, Guangzhou, Guangdong

According to the relevant provisions of the Contract Law of the People’s Republic of China, the Building Law of the People’s Republic of China and the Contract Regulations for Contracting of Building and Installation Projects, in consideration of the specific conditions of the projects and in order to specify rights, obligations and economic responsibilities of each party during the construction process, both parties have entered into this contract which will be jointly observed.

Article 1	Project name and construction site

1.1	Project name: Sewage Treatment Plant of Huangzhuang Industrial Zone

1.2	Construction site: Tianjin Wuqing Huangzhuang Industrial Zone

Article 2	Scale, scope and content of project construction

2.1	Construction scale: 500 tons/day.

2.2	Design requirement: Design of quality of incoming and effluent water see Table 2-1

Table 2-1

Index	Standard of incoming water	Standard of effluent water
CODcr (mg/L)	≤1200	≤120
BOD5 (mg/L)	≤300	≤30
SS (mg/L)	≤350	≤30
Ammonia nitrogen	≤60	≤25
Chromaticity	≤200	≤40
PH	6-10	6-9

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2.3	The occupied area is about: 550 square meters.

2.4	Party B’s scope of work in the general contract includes:

2.4.1	To design and construct the project with the daily waste water treatment capability of 500 tons according to Party A’s requirements, including the technique selection, preliminary design and shop drawing design for this sewage treatment plant.

2.4.2	Project construction and installation: including the civil work, technical equipments, installation within the range of the sewage treatment plant (excluding water discharge, heating project and analysis lab).

2.4.3	All engineering tests within the sewage treatment plant.

2.4.4	Qualification training for operators of the plant.

2.4.5	One-year guarantee of the equipments used in the plant.

Article 3	Price of general contract

3.1	Price of general contract: One Million yuan only (RMB). (Party A shall be responsible for the price excluding taxes and for the taxes and fees)

3.2	Other costs and expenses:

3.2.1	Party A shall be responsible for the electricity charges and monitoring costs during the technical debugging period.

3.2.2	Documents and data for completion, acceptance and handover of the sewage treatment plant: Party B shall be responsible for the construction drawing, installation and usage instructions and other related documents and data and no additional charges will be made.

3.2.3	Party B shall be responsible for the normal foundation treatment. If soil replacement, explosion, special treatment are needed when the foundation is abnormal, the costs shall be borne by Party A.

Article 4	Payment of contract price

4.1	Party A shall transfer (remit) the project payment into the bank account of Party B:

4.2	The project payment shall be made according to the following terms and conditions:

4.2.1	After Party B finishes the construction design and Party A has verified and approved it, Party A shall pay 5% of the total contract amount to Party B. After the project contract is

General contract

signed and takes effect and within five days after Party A notifies Party B to commence construction, Party A shall pay 30% of the total contract price to Party B as the material preparation amount for the project. After 50% of the civil work of the main project is completed, Party A shall pay 50% of the total contract price to Party B so that Party B can purchase equipments. Within one week after the sewage treatment is inspected and found to have met the standard, Party A shall pay 10% of the total contract price to Party B. The balance which is 5% will be used as the warranty money. The warranty period is one year starting from the day of completion. After the one-year warranty period expires, all the remaining sums will be settled once and for all within 5 days.

Article 5	Agreement by and between both parties

5.1	After the project contract is signed, Party A shall provide the relevant information in time (including the environment assessment and geological data) and Party B shall complete the preliminary construction design within 30 days. Three days before construction begins, Party A and Party B, including the design unit, supervision unit and construction unit and other relevant units, shall verify, approve and sign the drawings.

5.2	Party B shall provide the fungus seeds of the biochemical system and Party A shall be responsible for providing the carrier, the transport costs being borne by each party respectively.

5.3	Both parties confirm that the time when the water output of this project is checked by Wuqing Environmental Protection Bureau and found to meet the specified standards will be regarded as the day when the project is qualified and accepted. Party A shall use this time as the benchmark day and shall make payment to Party B within seven days.

5.4	If the treated water does not meet the design requirements, Party B shall be responsible for all the consequences.

5.5	Party A shall strictly control the incoming industrial waste water. During the debugging and operation period, if the quality of incoming water does not meet the standard specified in this contract and causes the output water to fail to comply with the standard, Party A shall be responsible for this and Party B shall be deemed to have met the standard. If the sewage treatment plant has already been built and the supply quantity of waste water can not meet the design quantity due to Party A, it shall be deemed that the design requirement has been met.

Article 6	Construction period

The construction period for the project in this contract shall be 240 effective working days, including the debugging period of 3.

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6.1	During the performance of the contract, in the event that the construction period is delayed due to shutdown caused by design alteration, change of engineering work load and non-Party B reason or force majeure, after Party A and Party B or the supervision unit verify and sign it, the construction period can be postponed. Party B shall complete the project within the postponed completion period.

Article 7	Project quality standard

The project shall be designed and constructed in accordance with the national standard. The quality of the project shall be excellent and the reliability and applicability of the project shall be guaranteed.

Article 8	Guarantee period and guarantee conditions

8.1	The warranty period for the project in this contract is 12 months. The day when the contractual project is completed and accepted shall be the official handover day and the warranty period shall start from this day.

8.2	During the warranty period, in the event that the project has defects or the quality of equipments and materials is not qualified which are not caused by human factors of Party A, Party B shall be responsible for the repair and all costs arising out of this shall be borne by Party B.

8.3	During the warranty period, within 24 hours after Party B receives the repair notice from Party A, Party B shall provide the repair service. Otherwise, Party A may entrust other parties or personnel to provide the repair service. The costs of repair shall be based on the market price and be deducted from the warranty money by Party A. Party B shall pay for any insufficient part.

Article 9	General responsibility of Party A

9.1	The representative of Party A. Party A shall designate the representative who is stationed on the construction site and who shall perform the contractual rights and responsibilities according to the following requirements:

9.1.1	The representative of Party A may designated the specific management personnel to take on the rights and obligations of Party A and may withdraw such designation at any time. The 5-day prior written notice shall be sent to Party B for such designation and withdrawal.

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9.1.2	After the instruction or notice is signed by the representative of Party A, it shall be delivered in written form to the representative of Party B. Such instruction or notice shall become effective after the representative of Party B signs his name and receipt time in the return receipt.

9.1.3	The representative of Party A shall provide Party B with the required instructions, approvals, drawings, geological conditions in a timely manner and perform other contractual obligations according to the contract, otherwise Party B shall notify Party A of the specific requirements, required reasons and consequences of delay within 24 hours after the agreed time. If Party A does not reply within 48 hours, Party A shall assume the economic loss arising out of this, postpone the delayed construction period caused by this and compensate Party B for the related losses.

In case that the representative of Party A is replaced, Party A shall notify Party B in writing seven days in advance. The successor shall continue to take on the responsibilities of the predecessor (obligations in the contract documents and the promises made during the incumbency).

9.2	Work of Party A. Party A shall be responsible for completing the following work and shall assume the corresponding costs:

9.2.1	To be responsible for going through the construction reporting and approving procedures and the construction license procedures.

9.2.2	To complete the application and approving procedures for all kinds of certificates and officially approved files required for takeover of land, temporary site, occupied road and construction, installation, etc. before construction begins. The costs caused shall be borne by Party A. After Party B begin the construction, if stoppage of work or fine or other losses are caused by the above factors, they shall be the responsibility of Party A.

9.2.3	To provide the land required for the construction of the sewage plant free of charge. It is required that the land can support the pressure of 12T/m2. Five days before the construction of civil work begins, the works for water supply, electricity supply, heating supply, communication at the construction site shall be connected to one meter within the boundary and “water supply, electricity supply and road availability” shall be completed. One month before the testing of the sewage treatment plant, the sewage pipeline network shall be connected to the grid trench of the plant and the emergency discharge pipeline and the valve shall be set up outside the plant.

9.2.4	The electricity supply works required for the project shall be completed 30 days before the official operation of the sewage treatment plant. The electricity shall be connected to the sewage plant area. The voltage and electricity load shall comply with the design requirement and the operation conditions. The city beautification fee shall be borne by Party A.

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9.2.5	Seven days before the construction begins, Party B shall be notified in writing of the name list of the representatives of Party A who are stationed on the site as well as the construction commencement approval.

9.2.6	To provide Party B with information regarding the geological conditions and the underground pipelines at the construction site and to ensure the authenticity of the data.

9.2.7	To provide Party B with the bench mark and the coordinate control point in writing and to conduct the site inspection and acceptance. The elevation of the water inlet pipe shall be provided in time.

9.2.8	To coordinate and to deal with the protection for the underground pipelines, the neighboring buildings and structures around the construction site and to bear the corresponding costs; to be responsible for maintaining good relations with local authorities and security, to ensure the successful construction of Party B. Related costs shall be borne by Party A.

9.2.9	During the project construction process, employees shall be recruited in advance and Party B shall organize the operators to participate in the professional technical training. During the equipment installation, Party A shall be responsible for designating its main technicians to follow and to be familiar with the situations.

9.3.0	The representative of Party A who is stationed on the site shall supervise the project progress and project quality, inspect the concealed works in a timely manner, go through the verification procedures for in-progress handover, project acceptance and supplementary works, urge Party B to well arrange the technical data and report forms for the test pieces and materials, be responsible for verifying and settling relevant issues within the scope of responsibility in the contract.

Article 10	General responsibility of Party B

10.1	The site-based representative of Party B. Party B shall designate the site-based responsible person who shall perform the contractual rights and responsibilities according to the following requirements:

10.1.1	Party B’s requirements, requests and notices shall be signed by the representative of Party B in writing and then be delivered to the representative of Party A. They shall become effective after the representative of Party A signs his name and the receipt time on the return receipt.

10.1.2	The representative of Party B shall organize construction according to the design drawings and construction organization designs (or proposals) and the contractual requirements.

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10.1.3	In case that the representative of Party B is replaced, Party B shall notify Party A in writing seven days in advance. The successor shall continue to take on the responsibilities of the predecessor (obligations in the contract documents and the promises made during the incumbency).

10.2	Work of Party B. Party B shall be responsible for completing the following work:

10.2.1	Party B shall complete the preliminary design, the construction drawing design within the specified time in the contract and shall provide Party A with the preliminary design and the construction drawing design in triplicate.

10.2.2	Three days after the civil work contract is signed, Party B shall provide Party A with the water supply and electricity supply plan for the construction.

10.2.3	After Party A completes water supply, electricity supply and road availability, when Party B receives the written construction commencement notice from Party A, it shall inspect and confirm that relevant conditions for construction commencement have been ready and Party B shall arrive on the site within one week.

10.2.4	Party B shall provide the representative of Party A with the project progress plan and the statistics report form in the corresponding month as well as the project accident report.

10.2.5	Party B shall set up the guard, fences and warning boards based on the needs of the project. If Party B fails to fulfill the above obligations and caused damages to the project, property and human life, Party B shall assume the responsibilities and the costs caused.

10.2.6	Party B must carry out construction in strict accordance with the construction drawing and instructions and the construction specifications and operation regulations and shall carry out tests on the test pieces according to regulations. In terms of the project quality, Party B must accept the supervision of the quality supervision department and that of Party A.

10.2.7	Party B shall carry out construction for the project according to the approved progress plan and shall accept the inspection and supervision by the representative of Party A. If the actual progress of the project does not comply with that in the plan, Party B shall present the improvement measures according to the requirements of the representative of Party A.

10.2.8	Party B shall prepare the training plan for the employees of the sewage treatment plant and shall be responsible for training the operators in different phases during the project construction process. The operators shall be qualified and it shall be ensured that they can carry out operation independently.

10.2.9	Party B shall purchase the materials and equipments according to the contract requirements and shall provide the qualification certification and usage instructions for the products.

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10.2.10	Party B shall be responsible for protecting the underground pipelines at the construction site and the buildings and structures nearby to ensure the orderly construction at the construction site.

Article 11	Alteration

11.1	The representative of Party A shall have the right to give the written instructions for this project according to the needs of production or use:

11.1.1	To increase or decrease the workload based on the conditions of the site after the consent of the design unit is obtained (without affecting the technical conditions); to change the structural form, size and position of a certain building in the contractual drawing: Meanwhile, Party A shall issue the alteration notice signed by the design unit to Party B and shall go through the project alteration procedures according to regulations.

11.2	Change of price. In case of the alteration in 11.1, within the time agreed upon by both parties, Party B shall request the price change according to the following rules. After it is reported to the representative of Party A and is approved, Party B shall adjust the price and the completion date:

11.2.1	If there are similar items in the list of the engineering work load (quotation sheet), the unit price of such items shall be used.

11.2.2	If there is no similar item, the market price shall be dominant.

11.2.3	The delayed construction period caused by such changes shall be postponed accordingly.

11.3	If there are unpredictable factors such as the change of geological conditions and the weight of underground water, Party B shall obtain the consent of the representative of Party A the chief supervision engineer before making changes to the items in the contract. Additional costs arising out of this shall be borne by Party A.

11.5	If Party A needs to change the works in the contract, it shall consult Party B. Any costs arising out of this shall be borne by Party A.

Article 12	In-process acceptance and completion acceptance

12.1	The in-progress acceptance of the project and the project completion acceptance shall be based on the construction drawing, instructions, drawing review records, written documents on relevant design changes, construction and acceptance standards as well as the quality inspection standards issued by the government.

12.2

When the hidden project or the in-progress acceptance project have meet the coverage conditions or have meet the in-progress acceptance conditions specified in the contract, Party B shall first carry out the self-inspection according to the contract. After such

General contract

self-inspection is qualified and three days before the hidden project is hidden or three days before the in-progress acceptance, Party B shall notify Party A of coming to the site for inspection and acceptance. Party A shall arrive at the site in time for inspection and acceptance. Only when Party A confirms that the project quality complies with that in this contract, can Party B carry out the hidden project and continue the construction. If Party A fails to arrive at the site in time, the time delayed shall be postponed. If Party B fails to notify Party A of the site inspection and acceptance and verification and carries out the coverage or continues the construction without permission, all losses arising out of this shall be borne by Party B.

12.3	Seven days before the project (including the individual projects) is completed, Party B shall notify Party A in writing to request Party A to organize relevant units to carry out the acceptance. The inspection and acceptance work shall be carried out within seven days after the project is completed and shall be completed on time. If the project quality and the content of the project comply with requirements, both parties shall sign the Acceptance Certificate for Completed Project and meanwhile Party B shall hand over all the effective technical data to Party A. If the project quality is not qualified or if the project has not been completed, the project shall be rectified within the period agreed upon by both parties, then the project shall be inspected and accepted again until it complies with the standard requirements. The final acceptance day shall be regarded as the completion date. If Party A carries out acceptance late and finds that the project is unqualified and needs to be improved, the construction period shall be postponed based on the actual days delayed. If the project is found to be qualified in the acceptance, the representatives of both parties shall sign to confirm it and the acceptance day shall be regarded as the completion day.

If the project (including the individual project) has not be inspected and accepted and Party A use it in advance or use it without permission, all quality problems or other problems arising out of this shall be the responsibility of Party A.

12.4	After the individual project is inspected and accepted, Party B shall be responsible for maintenance, repair for the completed project and shall bear the costs. Party A shall have the obligation to provide assistance so that the final commissioning and completion acceptance can be carried out successfully.

12.5	Integral commissioning and overall debugging and acceptance

After the project has been completed according to this contract and the individual project has been inspected and accepted, the integral commissioning and acceptance shall be carried out within 72 hours. Party A shall send its personnel in time for acceptance. After the integral commissioning is accepted, both parties shall sign and make handover in time. Party A shall send its personnel to work and shall be responsible for safekeeping all facilities and equipments.

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Within the stipulated time, Party A shall ensure that there is sufficient waste water coming into the sewage treatment plant and shall ensure that the water quality does not exceed the water incoming quality standard in this contract. Party B shall complete the adjustment of all the specifications of the sewage treatment within the stipulated time and then Party A shall invite relevant authorities to carry out supervision and analysis. The supervision and analysis authority shall be Wuqing environmental protection supervision station. When all specifications have reached the design requirements, the debugging and testing shall be deemed to be qualified. If, within one month after the project completion, there is not sufficient waste water coming into the plant or if the quantity of water does not meet the design requirement, it shall be deemed that the overall debugging acceptance is qualified and the inspection and testing fees shall be borne by Party A.

12.6	After the project is completed, Party B shall compile the completion drawing and shall deliver it to Party A within 30 days after the project is completed. If the change of the project is small, Party B shall make amendment in the construction drawing and shall affix the common seal and shall delivery to Party A for file. If the change of the project is big, Party B shall compile the completion drawing and shall deliver it to Party A for file.

After the project is handed over and put into operation, Party B shall compile the Operation Manual for Sewage Treatment Project in Huangzhuang Industrial Zone according to the project design and the use requirement and deliver it to Party A for reference.

12.7	Project acceptance standard:

12.7.1	The water quality shall meet the incoming and output water quality standard as specified in this contract.

Article 13	Responsibility for breach of contract

13.1	Breach by Party A

13.1.1	If Party A fails to perform one of the clauses in item 9, from the next day of the fifth delayed day, Party A shall bear the actual loss of Party B and the construction period shall be postponed accordingly.

13.1.2	If Party A fails to make payment according to the project progress, from the next day of the tenth delayed day, Party A shall pay the penalty to Party B according to the relevant regulations of the bank and based on the owed amount. The penalty shall be 2000 yuan for each delayed day.

13.2	Breach by Party B

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13.2.1	If the construction quality fails to meet the design specifications and requirements, the clause 12.3 shall be dominant.

13.2.2	If Party B fails to make the sewage treatment meet the standards within the stipulated time, it shall be responsible for debugging free of charge until the discharge meets the standard. If, within 90 days from the commissioning day, Party B still fails to comply with the discharge standard, Party A shall have the right to require Party B to hire experts to joint the debugging or to supplement the design and construction until it meets the discharge standard. All costs required shall be borne by Party B.

Article 14	Force majeure

It refers to war, turmoil, falling of flying object or other natural disasters such as explosions, fire, typhoon, earthquake that are not caused by Party A.

After the force majeure event takes place, Party B shall take measures immediately to minimize the losses and shall notify the representative of Party A of the situations about the victim within 24 hours.

After the project is completed and before it is handed over to Party A, Party B shall be responsible for the damages of the project and equipments caused by force majeure events. From the day when the project is completed, accepted and handed over to Party A, Party A shall be responsible for the damages of the project caused by force majeure events.

Article 15	Safe construction

15.1	Party B shall comply with the national and local laws and regulations, establish the fireproof safety facilities, comply with the regulations regarding fire prevention, orderly construction and midnight construction. Otherwise, Party B shall be responsible for all the losses arising out of this or for the fine imposed by competent authorities.

15.2	Human casualty accidents caused by Party B (including the project quality accidents) within the scope of the construction shall be the responsibility of Party B.

Article 16	Settlement of dispute

In the event of any dispute arising out of the performance of this contract, both parties shall first conduct negotiation in an amicable way and the project supervision unit shall be responsible for coordination. In case of intermediation failure, the legal proceedings shall be used.

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Article 17	Contract document

The construction drawings, charts and data related to this project as well as the negotiation records between both parties, together with the relevant design alteration documents signed by both parties, shall be the integral part of this contract.

Article 18	Effectiveness of contract

This contract shall become effective upon being signed and seal-affixed by both parties and shall automatically become expired on the day when the project warranty period expires and all the project sums have been settled.

The original of this contract shall be made in sextuplicate. Party A shall hold two copies and Party B shall hold four copies.

Article 19	Contract annexes

The annexes of this contract are the integral part of this contract.

Article 21	Supplementary provisions

Any outstanding issues in this contract shall be settled by both parties through negotiation. In addition, the supplementary clauses agreed upon by both parties based on the actual construction situations shall be the integral part of this contract and shall have the same legal effect as the clauses of this contract.

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Party A: Tianjin Wuqing District Huangzhuang Town Economic Development Company	Party B: Guangdong Xinxingmei Environmental Protection Co., Ltd.

(Official seal)	(Official seal)

Legal representative:	Legal representative:

Signing representative: \s\ Illegible	Signing representative: \s\ Illegible

Address:	Address:	6th Floor, Guowei Building, 73, Xianlie Middle Road, Guangzhou

Telephone:	Tel.: 020-87324094

Fax:	Fax: 020-87326157

Account No of deposit bank:	Account No of deposit bank:

Date of signing: July 28, 2005

Place of signing: